Exhibit (h)(8)

Participation Agreement

          THIS AGREEMENT, dated as of _____________, 2007, between [NAME OF VAN ECK FUND], a [business trust /corporation] organized under the laws of the [Commonwealth/State] of ____________________, on behalf of itself and its respective series, severally and not jointly (each, an “Investing Fund”), and XYZ Fund (“XYZ Fund”), a [business trust /corporation] organized under the laws of the [Commonwealth State of _______________] on behalf of itself and its respective series, severally and not jointly (each, an “XYZ Series”).

          WHEREAS, Investing Fund and the XYZ Fund each are registered with the U.S. Securities and Exchange Commission (“SEC”) as open-end management investment companies under the Investment Company Act of 1940 (the “1940 Act”);

          WHEREAS, Section 12(d)(1)(A) and (B) of the 1940 Act limits the ability of an investment company to invest in shares of another investment company, and therefore limits the ability of an Investing Fund to invest in shares of an XYZ Series;

          WHEREAS, the Securities and Exchange Commission (the “Commission”) has granted an order (Rel. No_______ dated________) exempting investments made by the Investing Fund in other investment companies from the limits of Section 12(d)(1)(A) and (B) (the “Order”); and

          WHEREAS, the Investing Fund may, from time to time, invest in shares of one or more XYZ Series in excess of the limitations of section 12(d)(1)(A) and (B) in reliance on the Order;

          NOW THEREFORE, in consideration of the potential benefits to the Investing Fund and the XYZ Fund arising out of the Investing Fund’s investment in an XYZ Series, the parties agree as follows.

1.	Representations and Obligations of the Investing Fund.

(i)

Pursuant to Condition 8 of the Order, the Investing Fund represents that the board of directors/trustees of the Investing Fund and the Investing Fund’s adviser understand the terms and conditions of the Order and that each agrees to fulfill its responsibilities under the Order.

(ii)

Pursuant to Condition 8 of the Order, the Investing Fund will promptly notify the XYZ Fund in writing at the time of any investment by such Investing Fund in an XYZ Series in excess of the 3% limit in Section 12(d)(1)(A)(i). In addition, at such time, the Investing Fund will transmit to the XYZ Fund a list of each its Investing Fund Affiliates and Underwriting Affiliates (as such terms are defined in the application to obtain the Order (the “Application”)). The Investing Fund hereby agrees to notify the XYZ Fund of any changes to the list as soon as reasonably practicable after a change occurs.

(iii)

The Investing Fund will preserve a copy of this Agreement, the list of Investing Fund Affiliates and Underwriting Affiliates and a copy of the Order for the duration of the investment and for a period of not less than six (6) years thereafter, the first two years shall be maintained by the Investing Fund in an easily accessible place.

(iv)

The Investing Fund has provided to the XYZ Fund a copy of the Order (attached hereto as Schedule A), the related Notice of Application for such Order (attached hereto as Schedule B) and the Application (attached hereto as Schedule C). The Investing Fund will promptly provide the XYZ Fund with a copy of any amendments to the Order.

Exhibit (h)(8)

(v)

In connection with any investment by the Investing Fund in an XYZ Series, the Investing Fund: (i) agrees to comply with the terms and conditions of the Order and this Agreement; (ii) represents that investments in an XYZ Series will be accomplished in compliance with its investment restrictions and will be consistent with the investment policies set forth in its registration statement; and (iii) agrees to promptly notify the XYF Fund if the Investing Fund fails to comply with the terms and conditions of the Order or this Agreement.

2.	Representations and Obligations of the XYZ Fund.

(i)

Pursuant to Condition 8 of the Order, the XYZ Fund represents that the board of directors/trustees of the XYZ Fund and XYZ Fund’s adviser understand the terms and conditions of the Order and that each agrees to fulfill its responsibilities under the Order.

(ii)

The XYZ Fund: (i) acknowledges that it has received a copy of the Order, the related SEC Notice of Application for such Order and Application; and (ii) agrees to adhere to the terms and conditions of the Order and this Agreement and to participate in the proposed transactions in a manner that addresses the concerns underlying the Order.

(iii)

The XYZ Fund will preserve a copy of this Agreement, the list of Investing Fund Affiliates and Underwriting Affiliates and a copy of the Order for the duration of the investment and for a period of not less than six (6) years thereafter, the first two years shall be maintained by the Investing Fund in an easily accessible place.

3.	Notices.

          All notices, including all information that either party is required to provide under the terms of this Agreement and the terms and conditions of the Order, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below (which address may be changed from time to time by written notice to the other party).

If to the Investing Fund:

[Name]
c/o [Company]
[Address]
[City, State, ZIP]
Fax:
Email:

If to the XYZ Fund:

[Name]
c/o [Company]
[Address]
[City, State, ZIP]
Fax:

With a copy to:

Exhibit (h)(8)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[Investing Fund], on
behalf of each of its series

Name:
Title:

[XYZ Fund], on
behalf of each of its series

Name:
Title: